NEWS RELEASE

The Andersons, Inc. Reports First Quarter Results

MAUMEE, OHIO, May 5, 2020 - The Andersons, Inc. (Nasdaq: ANDE) announces financial results for the first quarter ended March 31, 2020.

First Quarter Highlights:

•	Company reported a net loss attributable to The Andersons of $37.7 million, or $1.15 per diluted share, and an adjusted net loss of $43.2 million, or $1.32 per diluted share.

•	Adjusted EBITDA declined to $14.7 million for the quarter.

•	Ethanol and corn demand were sharply lower in March, reflecting reduced vehicle travel.

•	Trade Group reported a pretax loss of $10.0 million, and an adjusted pretax loss of $8.7 million, as lower ethanol demand caused significant depreciation in corn basis.

•	Ethanol Group recorded a pretax loss of $37.4 and a pretax loss attributable to the company of $24.0 million, including $14.7 million of non-cash mark-to-market and inventory adjustments.

•	Plant Nutrient Group improved year-over-year results by $2.7 million, recording a pretax loss of $1.2 million on lower operating and interest expenses.

•	Rail Group earned $1.0 million of pretax income on lower lease income.

"The Andersons is a key player in essential businesses that are a part of the North American agriculture supply chain, and despite the challenging environment caused by the COVID-19 pandemic, our company remains healthy, resilient and strong,” said President and CEO Pat Bowe. “We have continued to operate throughout the pandemic except for the previously announced ethanol plant maintenance shutdowns, and our balance sheet remains solid; we have ample liquidity to sustain us.”

“We thank our employees, particularly those working in our plants and operations, for demonstrating their commitment to the company and to our customers and communities by keeping our businesses running safely and effectively during this time. We have maintained as our top priority the health and safety of our employees, who have performed admirably in these difficult conditions. We extend our sympathies to those in our communities who have been directly affected by COVID-19.”

“Most parts of our business were off to a decent start to the quarter, but the COVID-19 pandemic had a profound negative impact on our operating results. Stay-at-home orders reduced vehicle miles traveled, which in turn dramatically reduced demand for gasoline, ethanol and corn, significantly hurting the performance of both the Ethanol Group and Trade Group," continued Bowe. "The Plant Nutrient Group demonstrated resiliency during the quarter as results improved year-over-year and benefited from a good start to the planting season."

$ in millions, except per share amounts
	Q1 2020	Q1 2019	Variance
Pretax Income (Loss)[1]	$(39.1)	$(19.4)	$(19.7)
Adjusted Pretax Income (Loss)[1]	(37.8)	(7.9)	(29.9)
Trade Group	(8.7)	(6.3)	(2.4)
Ethanol Group[1]	(24.0)	3.0	(27.0)
Plant Nutrient Group	(1.2)	(3.9)	2.7
Rail Group	1.0	4.3	(3.3)
Other	(5.0)	(4.9)	(0.1)
Net Income (Loss)[1]	(37.7)	(14.0)	(23.7)
Adjusted Net Income (Loss)[1]	(43.2)	(5.3)	(37.9)
EPS	(1.15)	(0.43)	(0.72)
Adjusted EPS	(1.32)	(0.16)	(1.16)
EBITDA	9.9	30.1	(20.2)
Adjusted EBITDA Attributable to the Company	$14.7	$41.8	$(27.1)
1 Reflects amounts attributable to the company and excludes loss attributable to the noncontrolling interests of $13.4 in Q1 2020 and $0.2 in Q1 2019. See non-GAAP reconciliations in the accompanying tables.

Company Actively Manages COVID-19 Pandemic

As an essential part of the North American agriculture supply chain, The Andersons’ facilities fit within the definition of a critical infrastructure industry. Agriculture is a key part of the nation’s food supply, and agricultural products are incorporated into many other essential industries that needed to keep operating. As such, it was important that the company continued to work closely with farmers and customers and support them through its ongoing operations.

When the COVID-19 pandemic reached the U.S, Bowe immediately created an executive-level response team, which has been monitoring the crisis, sharing information and best practices across the company’s operations and managing its coordinated response. The foundation for that response includes the guidance of the CDC, WHO, OSHA, and state and local governments, as well as benchmarking with both companies within the company’s industries and with other U.S. companies.

Throughout this crisis, the health and safety of the company’s employees, customers and suppliers has been a top priority. They have been practicing appropriate social distancing and good hygiene at all its operating facilities. Most office and administrative personnel began working from home on March 16. Earlier this week, the company began a phased and flexible approach for employees to return to offices as various states and localities modified their stay-at-home orders.

The company is also continuing its long tradition of giving back to the communities in which it operates.

•	It has provided support to employees and their families through frequent communication, changes to work policies and enhanced benefits and wellness activities.

•	Charitable donations made by related private foundation resources assisted those most in need.

•	Employees have been encouraged to use the company’s gift matching program to double their personal charitable donations.

•	The company has promoted "no contact" volunteer opportunities as a way for employees and their families to serve their communities in this time of need.

•	Bowe was selected to serve on Ohio Governor Mike DeWine’s economic advisory board that is helping DeWine’s administration work through the economic fallout of the pandemic.

Balance Sheet, Liquidity and Cash Management

“We have ample liquidity to withstand a protracted downturn in our businesses. More specifically, we currently have approximately $850 million of undrawn capacity from our primary revolving credit agreement,” said Executive Vice President and CFO Brian Valentine. “Covenants associated with our $1.65 billion base credit facility are measured based on minimum working capital and debt to capitalization. We have performed stress testing that indicates we will continue to be in compliance with our covenants for the foreseeable future.”

The company has been consistently focused on expense management since early 2016. Since that time, it has reduced expenses or created expense synergies through acquisition of more than $40 million. The goal for 2020 before the onset of COVID-19 was to generate another $10 million of run-rate savings, including $5 million of additional synergies related to the Lansing Trade Group acquisition completed in the first quarter of 2019.

Considering the difficult operating environment caused by COVID-19, the company has taken an even stronger approach to cost controls and cash management.

•	The company is targeting at least $20 million in additional expense reductions in 2020.

•	As to capital expenditures, the company has limited spending in the near term to those projects that are required for employee safety or are critical to serving customer needs.

•	The company expects to spend approximately $100 million on capital projects in 2020 after averaging more than $200 million over the last three years.

The company is, however, continuing to engage in growth capital projects or make growth investments, albeit at a more measured pace. The Trade Group recently invested with five other businesses in a new business called RogerTM, which has built an application that greatly simplifies the processes involved in shipping bulk commodities by truck.

First Quarter Segment Overview

Trade Group Records Lower Adjusted Results Driven by Low Ethanol Demand

The Trade Group recorded a pretax loss of $10.0 million and an adjusted pretax loss of $8.7 million for the quarter compared to an adjusted pretax loss of $6.3 million in the first quarter of 2019.

•	The group recorded a non-cash, mark-to-market loss on its corn position during the quarter as basis depreciated due to lower ethanol demand.

•	The food and specialty ingredients businesses enjoyed a strong quarter, more than doubling last year's first quarter results.

•	The quarter also included an addition to credit reserves for an ethanol customer.

The group adjusted its reported pretax income by $1.3 million for stock compensation expense associated with the prior year acquisition of Lansing Trade Group.

The group’s first quarter adjusted EBITDA was $9.9 million compared to first quarter 2019 adjusted EBITDA of $18.7 million.

The group expects continued pressure on the profitability of its Eastern assets until the 2020 corn crop is harvested. However, the group believes an expected large corn crop in 2020 should help create increased space income beginning later this year and into 2021.

Ethanol Group Loss Driven by COVID-19 in March

The Ethanol Group reported a pretax loss attributable to the company of $24.0 million in the first quarter, compared to the $3.0 million of pretax income it earned in the same period in 2019. The group's results included the consolidated results of all five ethanol plants due to the October 2019 merger of The Andersons Marathon Holdings, LLC (TAMH). Beginning with the first quarter, it also included the results of the DDG trading business,which were previously included in Trade Group results. Prior year results were recast for comparability.

•	Margins declined in January and February and then fell significantly in March as the number of COVID-19 stay-at-home orders grew and gasoline demand plummeted.

•	The group recorded a mark-to-market loss of $9.6 million on its hedged positions and an additional $5.1 million for its share of charges to write down inventory to net realizable value.

•	TAMH's four plants continued to operate at highly efficient levels during the quarter.

The group recorded negative adjusted EBITDA attributable to the company of $14.0 million in the first quarter of 2020 compared to 2019 first quarter adjusted EBITDA attributable to the company of $4.1 million. This result excludes the EBITDA allocable to the noncontrolling interests.

The group’s decisions to aggressively halt production and use that down time to maintain its facilities while protecting its employees and conserving cash appear to have been the right moves. Margins are beginning to improve and present opportunities for its highly efficient plants. Production will be brought back on line throughout the second quarter as ethanol demand, logistics, and margin structure improve.

Plant Nutrient Group Records Improved Year-Over-Year Results

The Plant Nutrient Group improved its results year over year, recording a pretax loss of $1.2 million compared to a pretax loss of $3.9 million in the same period of prior year.

As of January 1, 2020, the group reorganized into three divisions: Ag Supply Chain, which includes wholesale distribution centers and service-oriented retail farm centers; Specialty Liquids, which includes manufactured products intended for agricultural and industrial uses; and Engineered Granules, which includes granular products for turf and agricultural uses, contract manufacturing and cob products.

•	Volumes were up, with increases in Ag Supply Chain and Specialty Liquids partially offset by a decrease in Engineered Granules.

•	Overall margin per ton was slightly lower overall, largely due to product mix. Margins on manufactured products improved while commodity distribution margins fell during the quarter.

•	Improved Engineered Granules results were driven by lower cost of sales and operating expenses.

The group’s current quarter EBITDA was $6.9 million, a 38 percent increase compared to 2019 first quarter EBITDA of $5.0 million.

The group's near-term outlook is positive, as weather has been favorable for planting and a large corn crop is anticipated. The group continues to focus on cost reduction opportunities that have improved results over the last several quarters. However, the group is feeling cautious about the 2021 crop year if demand for corn and beans does not improve.

Rail Group Results Down on Lower Lease Income

The Rail Group earned first quarter pretax income of $1.0 million compared to $4.3 million in the same period of the prior year.

•
Railcar leasing income fell by $2.9 million on persistent headwinds in the sand and ethanol markets. Utilization, cars on lease and average lease rate were lower as railcar loadings continued to decrease.

•	Income from car sales was marginally lower, primarily as a result of lower scrap steel pricing.

•	Service and other pretax income was flat.

The group’s first quarter 2020 EBITDA of $14.4 million was approximately 11 percent lower than first quarter 2019 EBITDA.

The COVID-19 pandemic has driven railcar loadings 11 percent lower year over year for the first seventeen weeks of the year, including decreases of more than 20 percent over the last several weeks. This condition will likely place pressure on utilization and lease renewal rates and decrease demand for contract railcar repairs.

Provision for Income Taxes Includes CARES Act Benefits

The company’s first quarter income tax provision included tax benefits of approximately $6.6 million, or $0.20 per diluted share, related to the lengthening of net operating loss carryback allowed by the recently passed CARES Act. As with the impacts of the Tax Cuts and Jobs Act of 2017, the company has excluded these benefits from its adjusted net income. These benefits are expected to result in refunds of nearly $18 million. The company is currently assessing additional tax benefits that may be allowed based on subsequent guidance issued by the IRS on April 17. In addition, the company’s reported effective income tax rate is substantially impacted by the income or loss earned by the noncontrolling interests and may result in highly variable effective tax rates in future periods.

Conference Call

The company will host a webcast on Wednesday, May 6, 2020, at 11 a.m. Eastern Daylight Time, to discuss its performance and provide its updated outlook for 2020. To access the call, please dial 866-439-8514 or 678-509-7568 (participant passcode is 7472658). It is recommended that you call 10 minutes before the conference call begins.

To access the webcast, click on the link: http://edge.media-server.com/mmc/p/apqt8ept. Complete the four fields as directed and click Submit. A replay of the call can also be accessed under the heading "Investors" on the company’s website at www.andersonsinc.com.

Forward-Looking Statements

This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition, the COVID-19 pandemic and the risk factors set forth from time to time in the company’s filings with the Securities and Exchange Commission. Although the company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct.

Non-GAAP Measures

This release contains non-GAAP financial measures. The company believes adjusted pretax income, adjusted pretax income attributable to The Andersons, adjusted net income, adjusted net income per share, EBITDA and adjusted EBITDA provide additional information to investors and others about its operations, allowing an evaluation of underlying operating performance and better period-to-period comparability. Adjusted pretax income, adjusted pretax income attributable to The Andersons, adjusted net income, adjusted net income per share, EBITDA and adjusted EBITDA do not and should not be considered as alternatives to pretax income, net income or net income per share as determined by generally accepted accounting principles. Reconciliations of the GAAP to non-GAAP measures may be found within this press release and the financial tables provided herein.

Company Description

Founded in 1947 in Maumee, Ohio, The Andersons, Inc. (Nasdaq: ANDE) is a diversified company rooted in agriculture that conducts business in the commodity trading, ethanol, plant nutrient and rail sectors. Guided by its Statement of Principles, The Andersons strives to provide extraordinary service to its customers, help its employees improve, support its communities and increase the value of the company. For more information, please visit www.andersonsinc.com.

Investor Relations Contact
John Kraus
Director, Investor Relations
Phone: 419-891-6544
E-mail: investorrelations@andersonsinc.com

The Andersons, Inc.
Condensed Consolidated Statements of Operations (unaudited)

	Three months ended March 31,
(in thousands, except per share data)	2020	2019
Sales and merchandising revenues	$1,853,105	$1,976,792
Cost of sales and merchandising revenues	1,789,975	1,867,128
Gross profit	63,130	109,664
Operating, administrative and general expenses	105,060	113,349
Interest expense	15,587	15,910
Other income:
Equity in earnings of affiliates	129	1,519
Other income (loss), net	4,813	(1,514)
Loss before income taxes	(52,575)	(19,590)
Income tax benefit	(1,464)	(5,442)
Net loss	(51,111)	(14,148)
Net loss attributable to the noncontrolling interests	(13,449)	(155)
Net loss attributable to The Andersons, Inc.	$(37,662)	$(13,993)

Per common share:
Basic loss attributable to The Andersons, Inc. common shareholders	$(1.15)	$(0.43)
Diluted loss attributable to The Andersons, Inc. common shareholders	$(1.15)	$(0.43)

The Andersons, Inc.
Reconciliation to Adjusted Net Income (unaudited)

(in thousands, except per share data)	Three months ended March 31,
	2020	2019
Net loss attributable to The Andersons, Inc.	(37,662)	(13,993)
Items adjusted for certain gains and charges:
Acquisition costs	—	4,642
Transaction related stock compensation	1,331	3,416
Loss from remeasurement of equity method investments	—	3,512
Income tax impact of adjustments	(6,910)	(2,892)
Total adjustments	(5,579)	8,678
Adjusted net loss attributable to The Andersons, Inc.	$(43,241)	$(5,315)

Diluted loss attributable to The Andersons, Inc. common shareholders	$(1.15)	$(0.43)

Impact on diluted earnings (loss) per share	(0.17)	0.27
Adjusted diluted loss per share	$(1.32)	$(0.16)

The Andersons, Inc.
Condensed Consolidated Balance Sheets (unaudited)

(in thousands)	March 31, 2020	December 31, 2019	March 31, 2019
Assets
Current assets:
Cash, cash equivalents and restricted cash	$19,693	$54,895	$29,991
Accounts receivable, net	539,671	536,367	611,290
Inventories	1,028,076	1,170,536	1,026,465
Commodity derivative assets - current	149,070	107,863	158,277
Other current assets	85,372	75,681	60,586
Total current assets	1,821,882	1,945,342	1,886,609

Other assets:
Goodwill	135,360	135,360	119,641
Other intangible assets, net	167,398	175,312	206,572
Right of use assets, net	62,182	76,401	85,766
Equity method investments	22,910	23,857	121,781
Other assets, net	24,305	21,753	30,449
Total Other Assets	412,155	432,683	564,209
Rail Group assets leased to others, net	597,069	584,298	537,629
Property, plant and equipment, net	921,585	938,418	671,805
Total assets	$3,752,691	$3,900,741	$3,660,252

Liabilities and equity
Current liabilities:
Short-term debt	392,450	147,031	434,304
Trade and other payables	553,416	873,081	590,258
Customer prepayments and deferred revenue	121,148	133,585	148,345
Commodity derivative liabilities – current	90,491	46,942	66,623
Current maturities of long-term debt	80,758	62,899	55,160
Accrued expenses and other current liabilities	147,225	176,381	151,648
Total current liabilities	1,385,488	1,439,919	1,446,338

Long-term lease liabilities	43,308	51,091	57,451
Long-term debt, less current maturities	987,526	1,016,248	982,025
Deferred income taxes	156,804	146,155	138,598
Other long-term liabilities	65,703	51,673	37,554
Total liabilities	2,638,829	2,705,086	2,661,966
Total equity	1,113,862	1,195,655	998,286
Total liabilities and equity	$3,752,691	$3,900,741	$3,660,252

The Andersons, Inc.
Segment Data (unaudited)

(in thousands)	Trade	Ethanol	Plant Nutrient	Rail	Other	Total
Three months ended March 31, 2020
Revenues from external customers	$1,378,040	$313,039	$124,913	$37,113	$—	$1,853,105
Gross profit	62,466	(29,399)	20,364	9,699	—	63,130
Equity in earnings (losses) of affiliates	129	—	—	—	—	129
Other income (loss), net	2,765	446	(30)	1,050	582	4,813
Income (loss) before income taxes	(9,983)	(37,425)	(1,192)	1,007	(4,982)	(52,575)
Loss attributable to the noncontrolling interests	—	(13,449)	—	—	—	(13,449)
Income (loss) before income taxes attributable to The Andersons, Inc. (a)	$(9,983)	$(23,976)	$(1,192)	$1,007	$(4,982)	$(39,126)
Adjustments to income (loss) before income taxes (b)	1,331	—	—	—	—	1,331
Adjusted income (loss) before income taxes attributable to The Andersons, Inc. (a)	$(8,652)	$(23,976)	$(1,192)	$1,007	$(4,982)	$(37,795)
Three months ended March 31, 2019
Revenues from external customers	$1,537,686	$269,166	$128,525	$41,415	$—	$1,976,792
Gross profit	67,397	5,400	20,934	15,933	—	109,664
Equity in earnings (losses) of affiliates	(131)	1,650	—	—	—	1,519
Other income (loss), net	(2,990)	84	567	209	616	(1,514)
Income (loss) before income taxes	(17,903)	2,856	(3,929)	4,312	(4,926)	(19,590)
Loss attributable to the noncontrolling interests	—	(155)	—	—	—	(155)
Income (loss) before income taxes attributable to The Andersons, Inc. (a)	$(17,903)	$3,011	$(3,929)	$4,312	$(4,926)	$(19,435)
Adjustments to income (loss) before income taxes (b)	11,570	—	—	—	—	11,570
Adjusted income (loss) before income taxes attributable to The Andersons, Inc. (a)	$(6,333)	$3,011	$(3,929)	$4,312	$(4,926)	$(7,865)
(a) Income (loss) before income taxes attributable to The Andersons, Inc. for each operating segment is defined as net sales and merchandising revenues plus identifiable other income less all identifiable operating expenses, including interest expense for carrying working capital and long-term assets and is reported net of the noncontrolling interest share of income.
(b) Additional information on the individual adjustments that are included in the adjustments to income (loss) before income taxes can be found in the Reconciliation to EBITDA and Adjusted EBITDA table.

The Andersons, Inc.
Reconciliation to EBITDA and Adjusted EBITDA
(unaudited)

(in thousands)	Trade	Ethanol	Plant Nutrient	Rail	Other	Total
Three months ended March 31, 2020
Net income (loss)	$(9,983)	$(37,425)	$(1,192)	$1,007	$(3,518)	$(51,111)
Interest expense	7,188	2,357	1,785	4,483	(226)	15,587
Tax provision (benefit)	—	—	—	—	(1,464)	(1,464)
Depreciation and amortization	11,344	17,551	6,341	8,919	2,743	46,898
Earnings before interest, taxes, depreciation and amortization (EBITDA)	8,549	(17,517)	6,934	14,409	(2,465)	9,910
EBITDA attributable to non-controlling interests	—	(3,475)	—	—	—	(3,475)
EBITDA attributable to The Andersons, Inc.	8,549	(14,042)	6,934	14,409	(2,465)	13,385
Adjusting items impacting EBITDA:
Transaction related stock compensation	1,331	—	—	—	—	1,331
Total adjusting items	1,331	—	—	—	—	1,331
Adjusted EBITDA attributable to The Andersons, Inc.	$9,880	$(14,042)	$6,934	$14,409	$(2,465)	$14,716

Three months ended March 31, 2019
Net income (loss)	$(17,903)	$2,856	$(3,929)	$4,312	$516	$(14,148)
Interest expense	10,804	(712)	2,261	3,679	(122)	15,910
Tax provision (benefit)	—	—	—	—	(5,442)	(5,442)
Depreciation and amortization	14,200	1,790	6,662	8,196	2,912	33,760
Earnings before interest, taxes, depreciation and amortization (EBITDA)	7,101	3,934	4,994	16,187	(2,136)	30,080
EBITDA attributable to non-controlling interests	—	(151)	—	—	—	(151)
EBITDA attributable to The Andersons, Inc.	7,101	4,085	4,994	16,187	(2,136)	30,231
Adjusting items impacting EBITDA:
Acquisition costs	4,642	—	—	—	—	4,642
Transaction related stock compensation	3,416	—	—	—	—	3,416
Loss from remeasurement of equity method investment	3,512	—	—	—	—	3,512
Total adjusting items	11,570	—	—	—	—	11,570
Adjusted EBITDA attributable to The Andersons, Inc.	$18,671	$4,085	$4,994	$16,187	$(2,136)	$41,801